Exhibit 10.10

AMENDED AND RESTATED

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of June 2, 2010, is between Interface Security Systems, L.L.C., a Louisiana limited liability company (the “Employer”), and Michael J. McLeod (the “Employee”).

WHEREAS, Employee and the Employer are parties to that certain Employment and Non-Competition Agreement dated as of December 13, 2001 (the “Employment Contract”); and

WHEREAS, Employee and the Employer desire to amend and restate the Employment Contract in its entirety.

NOW, THEREFORE, it is hereby agreed as follows:

Section 1.                                           AMENDED AND RESTATED EMPLOYMENT CONTRACT.  This Agreement amends and restates in its entirety the Employment Contract.

Section 2.                                           EMPLOYMENT AND DUTIES.  The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.  The Employee shall be employed as the Chief Executive Officer of the Employer and each of its subsidiaries.  In such capacity, the Employee shall have the responsibilities and duties customary for such offices and such other executive responsibilities and duties as are assigned by the Board of Directors (the “Board”) of Interface Security Systems Holdings, Inc. (“Holdings”), which are consistent with the Employee’s position.  The Employee agrees to devote his full working time and efforts to the performance of his duties to the Employer and each of its subsidiaries.

Section 3.                                           TERM.  The initial term of employment of the Employee under the Employment Contract commenced on December 13, 2001 (the “Commencement Date”) and shall continue until December 31, 2012 (the “Initial Term”), unless earlier terminated pursuant to Section 6, and shall be renewed automatically for one additional one (1) year term thereafter unless terminated by either party by written notice to the other given at least ninety (90) days prior to the expiration of the then current term.

Section 4.                                           COMPENSATION AND BENEFITS.  Until the termination of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a)                                 Base Salary.  The Employer shall pay the Employee, in accordance with the Employer’s then current payroll practices, a base salary (the “Base Salary”) at an annual rate of $250,000.  The Board may in its sole discretion increase Employee’s Base Salary, but in no event will Base Salary be decreased below $250,000.

(b)                                 Bonus.  The Employee shall be eligible to receive from the Employer, for each of the fiscal years of the Employer (each, a “Fiscal Year”) during the term of this Agreement, hereto bonus in an amount determined by the Board in its discretion (the “Bonus”).

(c)                                  Vacation.  The Employee shall be entitled to four (4) weeks vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee.  Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

(d)                                 Insurance; Other Benefits.  Employee shall be entitled to participate in or receive benefits under all accident, disability, life and health insurance plans, all pension, retirement, deferred compensation and stock incentive plans and all other employee benefit plans maintained by Employer and approved by the Board for participation by senior executives of Employer.

(e)                                  Fringe Benefits.  Employee shall be entitled to receive a company car allowance equal to $2,500 per month.

Section 5.                                           EXPENSES.  The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder.  The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

Section 6.                                           TERMINATION.  The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3 above, except that the employment of the Employee hereunder shall earlier terminate:

(a)                                 Death.  Upon the death of the Employee during the term of his employment hereunder.

(b)                                 Disability.  At the option of the Employer, in the event of the Employee’s Disability (as defined below), upon thirty (30) days’ written notice from the Employer.  For purposes hereof, the Employee shall be deemed to have a “Disability” if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Employee has for three (3) months, consecutive or non-consecutive, in any twelve (12) month period been disabled in a manner which would constitute “disability” for purposes of the disability insurance policy provided by the Employer pursuant to Section 4(f).  Any refusal by the Employee to submit to a medical examination for the purpose of certifying Disability under this Section 6(b) shall be deemed to constitute conclusive evidence of the Employee’s Disability.

(c)                                  For Cause.  For “Cause” immediately upon written notice by the Employer to the Employee.  For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

(i)                                     the Employee shall have committed an act of fraud, embezzlement, misappropriation of funds or material property or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer’s business; or

(ii)                                  the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony; or

(iii)                               the Employee shall have committed a breach of any of the covenants, terms and provisions of Section 7, 8 or 9 hereof; or

(iv)                              the Employee shall have breached any one or more of the provisions of (A) this Agreement (excluding Section 7, 8 and 9 hereof) or (B) the Stockholder Agreement dated as of the date hereof among Holdings and its stockholders, and, in each case, such breach shall have continued for a period of twenty (20) days after written notice to the Employee specifying such breach in reasonable detail; or

(v)                                 the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder; or

(vi)                              the Employee shall be chronically absent from work (excluding vacation, illnesses or leaves of absence approved by the Board), and such chronic absence shall continue after explicit written notice from the Board.

(d)                                 Resignation or Termination Without Cause.  At any time, upon written notice by either the Employer or the Employee to the other party hereto.

(e)                                  For Good Reason.  At any time, by Employee for “Good Reason”.  For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (as hereinafter defined) following the occurrence of any of the following events (referred to individually as a “Good Reason Event” and collectively as “Good Reason Events”):

(i)                                     any substantial adverse change, not consented to by Employee in a writing signed by him, in the nature or scope of Employee’s responsibilities, authorities, power, functions or duties contemplated by this Agreement,

(ii)                                  any removal, during the term of this Agreement, of Employee from, or any failure by management to nominate Employee to, or if nominated, any failure by the stockholders of Holdings to reelect Employee to, the Board;

(iii)                               an involuntary reduction in Employee’s Base Salary;

(iv)                              a breach by Employer of any of its other material obligations under this Agreement and the failure of Employer to cure such breach within thirty (30) days after written notice thereof by Employee; or

(v)                                 the relocation of Employer’s primary offices at which Employee is principally employed to a location more than sixty (60) miles from Employee’s current offices, or the requirement by Employer for Employee to be based anywhere other than Employer’s primary offices at such current location (or more than sixty (60) miles there from) on an extended basis, except for travel on Employer’s business to an extent substantially consistent with Employee’s current business travel obligations.

“Good Reason Process” shall mean that (i) one or more Good Reason Events has occurred; (ii) Employee notifies Employer in writing of the occurrence of such Good Reason Events; (iii) Employee cooperates in good faith with Employer’s efforts, for a period not more than thirty (30) days following such notice, to permit Employer to cure such Good Reason Events or to modify Employee’s employment situation in a manner acceptable to Employee and Employer; and (iv) notwithstanding such efforts, one or more of such Good Reason Events specified continues to exist for a period of more than thirty (30) days following such notice and has not been cured or otherwise modified in a manner acceptable to Employee.

(f)                                   Rights and Remedies on Termination.

(i)                                     If the Employee’s employment hereunder is terminated pursuant to Section 6(a), Section 6(b), Section 6(c) or by Employee pursuant to Section 6(d), then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration.

(ii)                                  If the Employee’s employment hereunder is terminated by the Employer pursuant to Section 3, Section 6(d) (other than for resignation by the Employee) or by the Employee pursuant to Section 6(e), then the Employee shall be entitled to continue to receive payment, in accordance with the Employer’s then current payroll practices, of the Employee’s Base Salary, Fringe Benefits, Insurance and other benefits in effect at the time of such termination, for one year (the “Severance Period”), provided, if Employee is employed or engaged as a consultant, advisor or similar position (“Subsequent Employment”) during the Severance Period, the amounts due to Employee under this Section 6(f)(ii) will be reduced by the amounts earned by Employee in his Subsequent Employment.

(iii)                               If the Employee’s employment hereunder is terminated pursuant to Section 6(a), Section 6(b), Section 6(d), or Section 6(e), then the Employee shall be entitled to payment for any accrued vacation as of the date of termination.

(iv)                              Except as otherwise set forth in this Section 6(f), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any portion of his Base Salary through the date of his termination and any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination; provided that if Employee’s employment is terminated due to Employee’s death or Disability after the end of a Fiscal Year but prior to the payment of any Bonus that has been earned for such Fiscal Year, the Employee, his successors or his heirs, as applicable, shall be entitled to the payment of any such Bonus for such Fiscal Year.

Section 7.                                           INVENTIONS: ASSIGNMENT.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Employer or any of Holdings or any of its subsidiaries (collectively, the “Interface Companies”), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Interface Companies (“Inventions”), shall be the exclusive property of the Employer.  The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer’s expense, in obtaining, defending and enforcing the Employer’s rights therein.  The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

Section 8.                                           CONFIDENTIAL INFORMATION.  The Employee recognizes and acknowledges that certain assets of the Employer and the other Interface Companies, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Interface Companies and their affiliates.  The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) information which was generally available to the public at the time of disclosure by the Employee or (b) information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder.  In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.  Nothing contained within this Section 8 shall prohibit Employee from disclosing Confidential Information if such disclosure is required pursuant to any final and non appealable order, judgment or decree of any governmental authority.  Nothing contained within this Section 8 shall prohibit Employee from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process.  In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, or that the Employer waives compliance with the provisions of this Agreement, the Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required.

Section 9.                                           NON-COMPETITION.  During the term of the Employee’s employment hereunder and for the Designated Period (as defined below) after termination of the Employee’s employment hereunder, the Employee will not (a) anywhere within the Designated Territory (as defined below), engage, directly or indirectly, alone or as a shareholder (other than as a holder of capital stock of Holdings or its successors or assigns, or as a holder of less than two percent (2%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in the business of installing, selling, servicing or monitoring residential or commercial security systems (the “Designated Industry”), (b) divert to any competitor of any Interface Company any customer of any Interface Company, or (c) solicit or encourage any officer, key employee or consultant of any Interface Company to leave its employ for alternative employment or hire or offer employment to, any person to whom any Company has offered employment.  For purposes hereof, the term “Designated Period” shall mean one year, the term “Designated Territory” shall mean any state in which Employer and its subsidiaries have in the aggregate at least 500 customers at the time of Employee’s termination and the term “Interface Company” shall mean any affiliate or subsidiary of Holdings.  The Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Employer.  The Employee will continue to be bound by the provisions of this Section 9 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided above.  If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 10.                                    GENERAL.

(a)                                 Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 10(a):

If to the Employer, to:

Interface Security Systems, L.L.C.

c/o SunTx Interface, L.P.

5420 LBJ Freeway, Suite 1000

Dallas, Texas 75240

Attention:  Craig J. Jennings

Fax:  (972) 663-8902

With a copy to:

Terry Schpok

Akin Gump Strauss Hauer & Feld, LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Fax:  (212) 969-4343

If to the Employee, to:

Michael J. McLeod

1 Wilson Ridge Ct.

Chesterfield, Missouri 63005

With a copy to:

S. Bryan Lawrence, III

Buchanan Ingersoll Professional Corporation

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, Pennsylvania 15219

Fax:  (412) 562-1041

(b)                                 Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)                                  Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d)                                 Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e)                                  No Mitigation.  In no event shall the Employee be obligated to seek other employment or to take any other action by way of mitigation of any amounts payable to the Employee under this Agreement, and, other than as set forth in Section 6(f)(ii), no such amounts shall be reduced if Employee does not seek or obtain other employment.

(f)                                   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)                                  Arbitration, Other Disputes.  In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration.  In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Missouri in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Employer and Employee shall split all administrative fees and arbitration fees equally.  Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any competent jurisdiction to prevent any continuation of any violation of any of Sections 7, 8 or 9 hereof.  The substantially prevailing party may recover attorney’s fees in any dispute or controversy arising under or in connection with this Agreement.

(h)                                 Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity that acquires substantially all of the assets or stock of the Employer.

(i)                                     Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, any existing Employment Agreement between the parties hereto, and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(j)                                    Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Missouri.

Signature Page Follows

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

/s/ Michael J. McLeod
Michael J. McLeod

INTERFACE SECURITY SYSTEMS, L.L.C.

By:	/s/ Michael T. Shaw
Name:	Michael T. Shaw
Title:	CEO